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                                ESCROW AGREEMENT

        This ESCROW AGREEMENT (this "Agreement"), dated as of February 12, 1998, among Government Technology Services, Inc., a Delaware corporation ("GTSI"), BTG, Inc., a Virginia corporation, certain subsidiaries of BTG, Inc. listed on the signature page hereto (BTG, Inc. and such subsidiaries are hereinafter collectively referred to as "BTG") and Crestar Bank, as escrow agent (the "Escrow Agent"). Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

                              W I T N E S S E T H:

        WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of February 12, 1998 by and among GTSI and BTG (the "Purchase Agreement"), GTSI has acquired from BTG substantially all of the assets of the Division;

        WHEREAS, $800,000 (the "Escrow Cash") and certificates representing 1,538 shares of the Series C Cumulative Redeemable Convertible Preferred Stock, par value $.25 per share, of GTSI (the "Preferred Escrow Shares") are to be deposited in escrow pursuant to the Purchase Agreement to provide for payment by BTG of certain claims by GTSI for indemnification against breaches by BTG under in the Purchase Agreement; and

        WHEREAS, if the GTSI Charter Amendment becomes effective, the Preferred Escrow Shares will be converted automatically into 300,098 shares of GTSI's common stock, par value $.005 per share ("Common Stock"), subject to adjustment (the "Common Escrow Shares" and, together with the Preferred Escrow Shares, the "Escrow Shares").

        NOW, THEREFORE, for and in consideration of the mutual promises contained herein, GTSI, BTG and the Escrow Agent hereby agree as follows:

        1. Delivery of Escrow Cash and Escrow Shares. To provide for the timely payment of claims of GTSI under the Purchase Agreement, GTSI has, with BTG's agreement as contemplated by the Purchase Agreement, delivered the Escrow Cash and the Preferred Escrow Shares to the Escrow Agent, each to be held in escrow pending disposition as provided herein. BTG has also delivered to the Escrow Agent five undated executed stock powers with respect to the Preferred Escrow Shares, with medallion signatures guaranteed by a member in good standing with a medallion signature guaranty program. If the GTSI Charter Amendment becomes effective, GTSI shall instruct its transfer agent, First Union National Bank, or any successor thereto (the "Transfer Agent") to deliver to the Escrow Agent certificates representing the Common Escrow Shares and the Escrow Agent, upon its receipt of the Common Escrow Shares, shall deliver the Preferred Escrow Shares to GTSI. In such event, BTG shall also deliver to the Escrow Agent five undated executed stock powers with respect to the Common Escrow Shares, with medallion signatures guaranteed by a member in good standing with a medallion signature guaranty program. BTG agrees to provide promptly such additional number of undated executed stock powers with respect to the Escrow Shares as may be required by the Escrow Agent from time to time. The Escrow Agent hereby acknowledges receipt of the Escrow Cash and the Preferred Escrow Shares.

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        2.     Investment of Escrow Funds.

               (a) The Escrow Agent shall invest and reinvest from time to time the Escrow Cash together will all investments and reinvestments thereof and all interest accumulated thereon and proceeds therefrom ("Escrow Funds") (i) in any obligation of the United States with maturities not to exceed 90 days or (ii) in any other investment agreed to in writing by GTSI and BTG. To the extent the Escrow Agent invests any funds in the manner provided for in this Section, no party hereto shall be liable for any loss which may be incurred by reason of such investment.

               (b) The Escrow Agent shall have the power to reduce, sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Funds pursuant to Section 3. The Escrow Agent shall have no liability for any investment losses resulting from the investment, reinvestment, sale or liquidation of any portion of the Escrow Funds, except in the case of the bad faith, gross negligence or wilful misconduct of the Escrow Agent.

        3.     Claims on Escrow Funds  and Escrow Shares.

               (a) At any time and from time to time, during the period from the date of this Agreement through the first anniversary hereof (the "Release Date"), GTSI may give to the Escrow Agent and BTG one or more notices (each a "Claim Notice") containing the information set forth in Section 3(b) and stating that, pursuant to this Agreement, GTSI is asserting against BTG a right of indemnity with respect to a claim (a "Claim") and that GTSI has asserted such Claim pursuant to and in accordance with Article 8 of the Purchase Agreement. Upon receipt of the Claim Notice, the Escrow Agent shall hold in escrow Escrow Funds and, to the extent the Escrow Funds are insufficient, Escrow Shares, having a value (in the case of Escrow Funds) or an aggregate Market Value (as defined below) (in the case of Escrow Shares) equal to the amount of such Claim as set forth in such Claim Notice (each an "Escrow Holdback"). The "Market Value" of the Escrow Shares shall equal (a) with respect to the Preferred Escrow Shares, the product of (i) the number of such shares and (ii) $1,000.00 and (b) with respect to the Common Escrow Shares, the product of (i) the number of such shares and (ii) $5.125. The Escrow Holdback shall not be released until receiving a notice of a Determination (as defined below) of such Claim.

           (b) The Claim Notice given to the Escrow Agent pursuant to Section 3(a) shall set forth the nature and details of such Claim, the Section of the Purchase Agreement pursuant to which the Claim is made, the amount thereof or GTSI's good faith estimate thereof and whether or not such Claim arises from the assertion of liability by a third party.

           (c) For purposes of this Agreement, a "Determination" shall mean (i) a written compromise or settlement signed by GTSI and BTG or (ii) a binding judgment of a court of competent jurisdiction as provided in the Purchase Agreement (the time for appeal having expired and no appeal having been perfected) in favor of GTSI and against BTG; provided, however, that in the case of a Claim not resulting from the assertion of liability by a third party, the Claim Notice to


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the Escrow Agent setting forth the amount thereof as reasonably ascertained by
GTSI shall constitute a Determination of such Claim unless, within ten business days of the receipt by BTG of such Claim Notice, as above provided, including the amount of such Claim, BTG notifies the Escrow Agent that it disputes such amount in whole or in part (an "Objection").

           (d) Within ten business days following receipt of notice of a Determination, the Escrow Agent shall disburse to GTSI from the Escrow Funds and the Escrow Shares the amount set forth in such Determination in the manner set forth in Section 4. In the event of an Objection, the Escrow Agent shall release the amount which is not in dispute, if any, in the manner set forth in Section 4 and shall hold the amount in dispute until such Objection is resolved in accordance with Section 5.

           (e) On the Release Date, the Escrow Agent shall distribute to BTG an amount equal to the excess, if any, of the Escrow Funds and the Escrow Shares remaining in escrow at that time over the aggregate Escrow Holdback.

           4. Payment of Escrow Claims. Upon receipt of notice of a Determination, the Escrow Agent shall deliver to GTSI sufficient Escrow Funds to make the payment of the amount set forth in such notice of Determination that is due to GTSI. If the Escrow Funds are insufficient to make such payment in full, the Escrow Agent shall deliver to the Transfer Agent (in the case of Common Escrow Shares) or to GTSI directly (in the case of Preferred Escrow Shares) certificates representing at least a sufficient number of Escrow Shares (with such Escrow Shares valued at the Market Value) to make (together with such Escrow Funds) the payment of indemnification in full, together with a request (in the case of Common Escrow Shares) to transfer such Escrow Shares to GTSI, with any fractional shares being rounded up to the nearest whole number. If any such certificate exceeds the number of Escrow Shares necessary to make the payment of indemnification, the Escrow Agent shall instruct GTSI (in the case of Preferred Escrow Shares) or the Transfer Agent (in the case of Common Escrow Shares) (i) to issue a certificate in the name of BTG for the balance of such Escrow Shares and (ii) to return such certificate to the Escrow Agent to be held pursuant to this Agreement. An illustration of the manner in which the allocation of Escrow Funds and Escrow Shares is to be made is set forth in Schedule A hereto.

           5. Settlement of Disputes. Any dispute which may arise under this Agreement with respect to the delivery and/or ownership of right of possession of the Escrow Funds or the Escrow Shares or any part thereof, or the duties of the Escrow Agent hereunder, shall be settled either by mutual agreement of GTSI and BTG (evidenced by appropriate instructions in writing to the Escrow Agent, signed by such parties) or by a final order, decree or judgment of a court of competent jurisdiction as provided in the Purchase Agreement (the time for appeal having expired and no appeal having been perfected), each party bearing its own costs and expenses with respect to the dispute; provided, however, that neither GTSI nor BTG shall have the right to dispute any Claim which has been the subject of a Determination. The Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. Prior to the settlement of any such dispute, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, that portion


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of the Escrow Funds and the Escrow Shares which is the subject of such dispute.

           6. Dividends and Other Distributions on Escrow Shares. Any stock dividends paid on or other stock distributions in respect of the Escrow Shares with record dates coinciding with the dates such Escrow Shares are held in escrow pursuant to the provisions hereof shall be paid to the Escrow Agent to be held in escrow hereunder. Any stock dividends paid on or other stock distribution in respect of the Escrow Shares shall be deemed to be part of, and shall be treated hereunder as, the Escrow Shares. Any cash dividends paid on or other cash distributions in respect of the Escrow Shares with record dates coinciding with the dates such Escrow Shares are held in escrow pursuant to the provisions hereof shall be paid on behalf of BTG to NationsBank, N.A., as agent, in accordance with instructions supplied by NationsBank, N.A.

           7. Voting of Escrow Shares. BTG shall be deemed to be the owner of the Escrow Shares and shall have sole voting power on the Escrow Shares registered in its name while the Escrow Shares are held in escrow pursuant to the provisions hereof.

           8.     Escrow Agent.

           (a) It is understood that the Escrow Agent, or its successor, will charge fees for its services under this Agreement, the payment of which, together with the Escrow Agent's expenses in connection herewith, all as set forth on Schedule B hereto, shall be paid one-half by GTSI and one-half by BTG.

           (b) The Escrow Agent may terminate its obligations under this Agreement upon 30 days prior written notice to GTSI and BTG. In the event of such notice, GTSI and BTG may appoint a successor Escrow Agent, and the Escrow Agent shall promptly transfer to the successor Escrow Agent, as directed, all Escrow Funds and Escrow Shares being held by it pursuant to this Agreement. If GTSI and BTG are unable to select a successor Escrow Agent, either GTSI or BTG may petition a court of competent jurisdiction for the appointment of a successor, and pending such appointment, the Escrow Agent shall deliver all such Escrow Funds and Escrow Shares to such court.

           (c) The Escrow Agent shall not be liable for any action or omission to act hereunder except for its own gross negligence or willful misconduct. In no event shall the Escrow Agent have any responsibility to ascertain or take action with respect to the Escrow Funds and the Escrow Shares held by it hereunder, except as expressly provided herein. The Escrow Agent may act in reliance upon any joint written communication of GTSI and BTG concerning the delivery of the Escrow Funds and the Escrow Shares held by it hereunder. The Escrow Agent may act in reliance upon any writing, instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such writing or instrument and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of or determining the legal enforceability or validity of the Escrow Shares held by it hereunder.


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           (d) The Escrow Agent shall have no duties or responsibilities except those that are specifically set forth herein and no duties or obligations shall be implied in this Agreement against the Escrow Agent. If the Escrow Agent shall request instructions from GTSI or BTG with respect to any act, action or failure to act in connection with this Agreement, the Escrow Agent shall be entitled to refrain from taking such action and continue to refrain from acting unless and until it shall have received written instructions from such party without incurring any liability therefor to GTSI, BTG or any other person.

           (e) GTSI and BTG each agree to reimburse, indemnify and hold harmless the Escrow Agent and its directors, officers, employees and agents from and against any and all liability, loss, cost and expense, including reasonable fees and expenses of counsel arising from or connected with the Escrow Agent's execution and performance of this Agreement, including but not limited to the claims of any third parties, except in the case of liability, loss, cost or expense resulting from gross negligence or wilful misconduct on the part of the Escrow Agent. To the extent the Escrow Agent is not reimbursed, indemnified or held harmless as required in the preceding sentence, GTSI and BTG will reimburse, indemnify and hold harmless the Escrow Agent and its directors, officers, employees and agents for liability, loss, cost and expense arising from any action or refraining from action in accordance with joint instructions given to the Escrow Agent by GTSI and BTG.

           (f) The Escrow Agent shall have no lien on the Escrow Funds or the Escrow Shares held by it hereunder. Except for payment of fees and/or expenses greater than 60 days old from the date of invoice(s) presented for payment, the Escrow Agent waives any right of set off, lien or similar right with respect to the Escrow Funds or the Escrow Shares which arises by operation of law or otherwise.

           (g) The Escrow Agent shall not be liable to pay any tax on any interest earned on the Escrow Funds, it being the understanding of the parties that such tax shall be the responsibility of BTG. The tax identification number of BTG is set forth on Schedule C hereto.

           9. Notices. Any notice or communication given pursuant to this Agreement shall be in writing and delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

               If to GTSI, as follows:

               Government Technology Services, Inc.
               4100 Lafayette Center Drive
               Chantilly, VA 20151-1200
               Attn:  General Counsel
               Tel:   (703) 502-2121
               Fax:   (703) 222-5217


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               With a copy to:

               Arent Fox Kintner Plotkin & Kahn, PLLC
               1050 Connecticut Avenue, N.W.
               Washington, D.C.  20036-5339
               Attn:  Gerald P. McCartin
               Tel:   (202) 857-6090
               Fax:   (202) 857-6395

               If to the Escrow Agent, as follows:

               Crestar Bank
               Trust & Investment Management Group
               919 East Main Street, 10th Floor
               Richmond, Virginia 23219
               Attn: William F. Michie, III
               Tel:   (804) 782-5581
               Fax:   (804) 782-7855

               If to BTG, as follows:

               BTG, Inc.
               3877 Fairfax Ridge Road
               Fairfax, Virginia 22030-7448
               Attn:  General Counsel
               Tel:   (703) 383-6404
               Fax:   (703) 383-4000


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               With a copy to:

               Hogan & Hartson
               555 Thirteenth Street, N.W.
               Washington, D.C.  20004
               Attn:  David B. H. Martin, Jr.
               Tel:   (202) 637-6858
               Fax:   (202) 637-5910

           Except as otherwise specifically provided herein, mailed notices shall be deemed given when duly mailed. Any party may change its address or the designated addresses by notice to the other parties pursuant to this Section 9, such notice to be effective upon receipt.

        10. Miscellaneous.

           (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

           (b) This Agreement shall be construed by and governed in accordance with the laws of the Commonwealth of Virginia, without regard to such jurisdiction's conflicts of laws principles.

           (c) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

           (d) This Agreement may be modified or amended only by a written instrument duly executed by all parties hereto or their respective successors or assigns.

           (e) Except as provided herein, the rights and obligations of the parties under this Agreement shall not be assigned to any person or entity, without the prior written consent of the other parties.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   GOVERNMENT TECHNOLOGY
                                   SERVICES, INC.

                                   By:  /s/ STEPHEN L. WAECHTER
                                       -----------------------------------------
                                       Name:  Stephen L. Waechter
                                       Title: Chief Financial Officer

                                   BTG, INC.

                                   By: /s/ EDWARD H. BERSOFF
                                       -----------------------------------------
                                       Name:  Edward H. Bersoff
                                       Title: President and Chief Executive
                                              Officer

                                   BTG TECHNOLOGY SYSTEMS, INC.

                                   By: /s/ EDWARD H. BERSOFF
                                       -----------------------------------------
                                       Name:  Edward H. Bersoff
                                       Title: President and Chief Executive
                                              Officer



                                   CONCEPT AUTOMATION, INC. OF
                                   AMERICA

                                   By: /s/ EDWARD H. BERSOFF
                                       -----------------------------------------
                                       Name:  Edward H. Bersoff
                                       Title: President and Chief Executive
                                              Officer


                                   CRESTAR BANK, AS ESCROW AGENT


                                   By: /s/ W. F. MICHIE, III
                                       -----------------------------------------
                                       Name:  W. F. Michie, III
                                       Title: Trust Officer

                                   SCHEDULE A

                             ALLOCATION ILLUSTRATION

Facts Assumed
-------------

        1. There are 1,538 Preferred Escrow Shares with a Market Value of $1,538,000 (i.e., 1,538 multiplied by the per share liquidation preference of $1,000).

        2. The Escrow Funds equal $800,000. The total Market Value of the Escrow Shares and the Escrow Funds is therefore $2,338,000.

        3. GTSI delivers a Claim Notice to the Escrow Agent for which the Claim amount is $1 million.

Allocation
----------

        1. The Escrow Holdback would consist of (i) Escrow Funds equal to $800,000 and (ii) Escrow Shares with a Market Value of $200,000, or 200 Preferred Escrow Shares.

                                   SCHEDULE B

                                ESCROW AGENT FEES

                       $2,000 per annum payable in advance
                 plus out-of-pocket expenses payable in arrears

                                   SCHEDULE C

                          BTG TAX IDENTIFICATION NUMBER

                                   54-119-4161

February 12, 1998

Crestar Bank
Trust & Investment Management Group
919 East Main Street, 10th Floor
Richmond, Virginia 23219
Attention:  William F. Michie, III


Re: Escrow Agreement of even date herewith (the "Escrow Agreement"), by and among BTG, Inc. ("BTG"), Government Technology Services, Inc. ("GTSI") and Crestar Bank ("Escrow Agent")
--------------------------------------------------------------------------------

Dear Mr. Michie:

This letter is to advise you that BTG assigned to NationsBank, N.A., as Agent ("NationsBank"), as collateral security for a loan (the "Loan") made to BTG and certain of its subsidiaries, a security interest in all of BTG's right, title and interest in and to (i) the Escrow Agreement, and (ii) any and all funds and stock now or hereafter held by Escrow Agent (collectively, "Escrow Proceeds"); it being understood that the security interest in Escrow Proceeds is subject to the rights of GTSI in and to such Escrow Proceeds.

By executing and consenting to this letter below, BTG authorizes Escrow Agent to deliver any and all Escrow Proceeds to NationsBank (together with executed stock powers for the benefit of NationsBank, as applicable), that but for this letter, would have been payable and/or delivered to BTG; whether such distribution is being made at termination or expiration of the Escrow Agreement, or at any other time.

By executing and consenting to this letter below, Escrow Agent (i) agrees that no consent, acknowledgment, authorization, notice or agreement of BTG under, pursuant to or executed in connection with the Escrow Agreement (including, without limitation, any modification or termination of the Escrow Agreement by
BTG), shall be effective, valid or binding as the act of BTG without the written consent of NationsBank; and (ii) acknowledges that, as an accommodation to NationsBank, and without liability to NationsBank except for any loss, cost, expense, damage or liability incurred by NationsBank as a result of Escrow Agent's gross negligence or willful misconduct), Escrow Agent shall retain physical possession of Escrow Proceeds not only for the purposes set forth in the Escrow Agreement, but also to perfect NationsBank's security interest in Escrow Proceeds, which security interest is subject to the rights of GTSI.